EXECUTION COPY

SUB-ADMINISTRATION AND SUB-FUND

ACCOUNTING SERVICES AGREEMENT

VICTORY CAPITAL MANAGEMENT INC.

(re: Victory Portfolios, Victory Portfolios II,

Victory Variable Insurance Funds, Victory

Portfolios III, Victory Portfolios IV, Victory

Variable Insurance Funds II, and Pioneer ILS

Interval Fund)

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.DEFINITIONS

2.SERVICES AND RELATED TERMS AND CONDITIONS

3.INSTRUCTIONS

4.COMPLIANCE WITH LAWS; ADVICE

5.COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

6.SCOPE OF RESPONSIBILITY

7.INDEMNITY

8.FEES AND EXPENSES

9.REPRESENTATIONS

10.TERM AND TERMINATION

11.INSURANCE

12.GOVERNING LAW AND ARBITRATION

13.MISCELLANEOUS

Schedule 1	Definitions
Schedule 2	Services
Schedule 3	Dependencies
Schedule 4	Fees and Expenses
Schedule 5	Service Standards
Schedule 6	List of Funds

THIS SUB-ADMINISTRATION AND SUB-FUND ACCOUNTING SERVICES AGREEMENT is made effective O c t o b e r 1 , 2 02 5 , by and between Victory Capital Management Inc., a corporation organized under the laws of New York, (“VCM” or the “Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its primary place of business at 4400 Easton Commons, Columbus, Ohio 43219 (the “Service Provider” and, with the Client, the “Parties”).

WHEREAS, the Client acts as administrator and fund accountant for Victory Portfolios, Victory Portfolios II, Victory Variable Insurance Funds, Victory Portfolios III, Victory Portfolios IV, Victory Variable Insurance Funds II, and Pioneer ILS Interval Fund (each, a “Trust”), each an open-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”), except that Pioneer ILS Interval Fund is a closed-end management investment company registered under the 1940 Act;

WHEREAS, pursuant to a Sub-Administration and Sub-Fund Accounting Services Agreement dated July 1, 2006 between the Parties and a subsequent Sub-Administration and Sub-Fund Accounting Agreement between the Parties dated October 1, 2015 (collectively, as amended, the “Original Agreement”), the Service Provider has been providing Administration and Fund Accounting Services to the Client with respect to the certain Funds;

WHEREAS, the Parties wish to enter into a new agreement superseding the Original Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the parties hereto agree as follows:

1.DEFINITIONS

Schedule 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth herein.

2.SERVICES AND RELATED TERMS AND CONDITIONS

(A)Services. The Services are described in Schedule 2 (the “Services Schedule”). The Service Provider will perform the Services for the funds listed in Schedule 6 (each, a “Fund”) in accordance with and subject to the terms of this

Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day.

(B)Service Changes. The Service Provider will be obliged to perform only those Services set forth in the Services Schedule. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to an amendment to the Services Schedule. The Service Provider will reasonably accommodate requests to change the Services that the Service Provider determines in good faith to be non-material taking into account the effort and costs required to effect the requested change; the Client recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect. Any change to the Services agreed by the Service Provider (a “Service Change”) will be set forth in an amendment to the Services Schedule signed by both Parties; each such amendment will specify (i) the timeline and dependencies, and the parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.”

(C)Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause each other agent or current or immediately preceding service provider to the Client to provide, to the Service Provider the information (and in such reasonable medium) that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organic Documents, Offering Documents and Policies and Procedures of the Client and the

Funds, as applicable, and any amendments thereto. Client requests to make a material change to the Services necessitated by a change to the Client’s or the Funds’ Organic Documents, Offering Documents or such Policies and Procedures or a change in applicable Law will be effective only upon execution by the parties of an amendment to the Services Schedule, as contemplated by the Change Control Process.

(D)Dependencies. Without prejudice to Section 6(B), the Service Provider will not be liable to the Client or any other Person for any failure to provide any Service to that extent that such failure was caused by one or more of the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the written request or with the written consent of an Authorized Person;

(iii)if any Law to which the Service Provider is subject prohibits or limits the performance of the Services so long as Service Provider informs Client of that fact when the Service is requested; and/or (iv) if the failure results from a Force Majeure Event.

Notwithstanding the foregoing, the Service Provider will nevertheless use reasonable and good faith efforts to provide the Services, including to and for the benefit of the Funds, while any of the circumstances specified in this Section 2(D) subsist. In doing so, the Service Provider shall, to the extent reasonably feasible, prioritize the continuation or mitigation of Services in a manner that minimizes adverse consequences to the Funds who rely on such Services. The Client will reimburse the Service Provider for any extraordinary costs (relative to the costs that it would have incurred in the ordinary course of providing the Services assuming such failure or inability had not so occurred) to the extent that they are reasonably incurred and agreed upon in advance between the Parties. Service Provider will not be obligated to incur any extraordinary costs absent agreement between the Parties on payment of such costs. For purposes hereof, “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Administrative Support Provider, such as unavailability of communications systems or pricing information, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market. The Service Provider will use commercially reasonable efforts to minimize the adverse effects to the Client or the Funds of any Force Majeure Event.

(E)Information and Data Sources; Liability for Third Parties. For purposes of this Agreement:

(i)	as between the Client and the Service Provider, the Client is responsible for the accuracy and completeness of (A) the information contained in the Organic Documents, Offering Documents and any Policies
and Procedures submitted to the Service Provider pursuant to Section 2(C) above and (B) any data submitted to the Service Provider for processing by the Client or its employees, agents and subcontractors
(other than the Service Provider), general and limited partners (if any) and predecessor service providers, including information and data submitted by (1) any investment adviser providing services or acting for the benefit of the Client or the Funds (“Investment Advisers”) or (2) any intermediaries or distributors, or their agents, acting for the benefit of the Client, the Funds, or Customers (“Intermediaries”). The
Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule;

(ii)Subject to Sections 2(D) and 6, the Service Provider is responsible for the accuracy and completeness of any data prepared and/or produced by the Service Provider or its employees, agents or subcontractors (other than Non-Discretionary Subcontractors);

(iii)the Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy of any data supplied by, (A) securities pricing services, (B) clearance or settlement systems, (C) custodians that hold the assets of the Client, the Funds or Customers (“Custodians”), (D) any Persons specified in Section (E)(i) above, (E) any Persons who possess information about Client, the Funds or Customers reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, agents of Investment Advisers, Intermediaries, or Custodians; and (F) third parties engaged by the Service

Provider at the request of the Client to provide services to or for the benefit of the Client, the Funds or Customers (“Non-Discretionary Subcontractors”), and such Persons will not be considered agents or subcontractors of the Service Provider for purposes of this Agreement; and

(iv)the Service Provider is permitted to appoint agents and subcontractors to perform any of the duties of the Service Provider under this Agreement (“Administrative Support Providers”). The Service Provider will use reasonable care in the selection and continued appointment of Administrative Support Providers and will provide Client with notice of any such appointment in advance and with such information that Client may reasonably request relating to the proposed Administrative Support Provider, including without limitation any information of the type requested of Service Provider as described in Section 2(E). Each Administrative Support Provider is subject to all confidentiality, information security, and insurance requirements of this Agreement, as applicable given the nature of the services provided by such Administrative Support Provider. It is the responsibility of Service Provider to facilitate compliance by its Administrative Support Providers.

(F)Other Services and Activities. The Client acknowledges that Service Provider and its affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to other Persons. Because the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such affiliates in the course of providing such services, neither the Service Provider nor such affiliates will be required or expected under this Agreement to do so. Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client or Funds are authorized to invest (for itself or Customers), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

(G)Service Standards. Service Provider shall perform the Services in accordance with the standards set forth in Schedule E. Additional standards that the parties mutually agree upon may also be added at any time. For the avoidance of doubt, the standards set forth in Schedule 5 are intended by the parties to help ensure service quality and the termination provision set forth in Schedule 5 shall be Client’s sole remedy for a failure to meet the service standards unless such failure is also an independent breach by Service Provider of its standard of care as described in Section 6.

(H)Supplemental Information. Service Provider will make available to Client for its review, a copy of any Service

Organization Control (“SOC 1”) report issued under the Statement on Standards for Attestation Engagements No.

16 or the applicable portion thereof relevant to the Services, or comparable successor report. Service Provider

agrees to provide such supplemental	information concerning those aspects of	its operations that are relevant
to the Services that Client may	reasonably request from time to time,	including, without limitation,

information concerning Service Provider’s disaster recovery and business continuity plans.

3.INSTRUCTIONS

(A)Medium of Transmission. Instructions may be transmitted manually or through any electronic medium, as agreed by the Parties or, absent such agreement, consistent with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction in which the Service Provider performs services under this Agreement.

(B)Security Procedures. The Client will comply with reasonable security procedures designed by the Service Provider to verify the origination of Instructions (the “Security Procedures”). The Service Provider’s sole obligation will be to comply with what is contained in the Security Procedures to establish the identity or authority of any Authorized Person to send any Instruction. The Service Provider is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client. The Service Provider may act on an Instruction if it reasonably believes such Instructions have been submitted by an Authorized Person and contain sufficient information.

(C)Requests for Instructions. The Service Provider may request Instructions from an Authorized Person and may refuse to act if such refusal is permitted by this Agreement or otherwise reasonable under the circumstances, including when the Service Provider reasonably doubts the contents, authorization, origination or compliance with any Security Procedures or applicable Law of an Instruction, and will promptly notify the Client of its decision.

(D)Reliance. The Service Provider may reasonably rely on the authority of each Authorized Person until the Service Provider has received notice acceptable to it of any change from the Client or any other Authorized Person and the Service Provider has had a reasonable time to act (after which time it may rely on the change). The Service Provider may assume that any Instruction does not conflict with any Law or the Organic Documents or Offering Documents applicable to the Client or Funds, as applicable.

(E)Cut Off Times. The Service Provider is only obligated to act on Instructions received prior to applicable cut- off times on a Business Day. Instructions are to be given in the English language unless the Service Provider otherwise agrees in writing.

(F)Deemed Delivery Unless shown to have been received earlier, such notice, instruction or other instrument shall be deemed to have been delivered, in the case of personal delivery, at the time it is left at the premises of the party, in the case of a registered letter at the expiration of five (5) business days after posting and, in the case of fax or electronic means, immediately on dispatch; provided that, if any document is sent by fax or electronic means outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice, instruction, or other instrument was properly addressed, stamped, and put into the post shall be conclusive evidence of posting. In proving the service of notice sent by fax or electronic means it shall be sufficient to prove that the fax or electronic communication was properly transmitted.

4.COMPLIANCE WITH LAWS; ADVICE

(A)Compliance. The Service Provider will comply in all material respects with all Laws that it is subject to. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law.

(B)No Fiduciary etc. The Service Provider is not, under this Agreement, (i) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (ii) providing investment, legal or tax advice to the Client or any other Person or acting as the Fund’s independent accountants or auditors.

(C)Laws Applicable to the Client. Except as specifically set forth in the Services Schedule, the Service Provider assumes no responsibility for compliance by the Client or Funds, as applicable, with any Laws applicable to the Client or Funds; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those specified in this Agreement.

(D)Advice of Experts. About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Client to the extent that they have been reasonably incurred and agreed upon in advance between the Parties. For the avoidance of doubt, the Parties agree that Service Provider is not seeking advice for purposes of this Section when it distributes information to a Fund’s counsel or independent accountants in the ordinary course of business (e.g., draft registration statement or draft financial statements). The Service Provider will not be liable if it reasonably relies on advice of reputable counsel or independent accountants.

5.COMMUNICATIONS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

(A)Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report (a “Report”) and, in any case, within sixty (60) days from the date on which the Report is sent or made available to the Client. Reports to which the Client has not objected within this time period will be deemed accepted by the Client.

(B)Records and Access. Subject to applicable Law, the Service Provider will allow the Client and its independent public accountants, agents or regulators reasonable and timely access to those records of the Client maintained by the Service Provider and relating to the Services (“Client Records”) as are reasonably requested by the Client in connection with an examination of the books and records pertaining to the affairs of the Client, and will obtain such access from each agent or subcontractor of the Service Provider that maintains Client Records. Upon termination of this Agreement, the Service Provider may retain archival copies of Client Records, subject to an ongoing duty to of confidentiality.

(C)Confidentiality. The Service Provider will maintain internal controls and industry-standard safeguards consistent with applicable legal obligations, to preserve the confidentiality of all Confidential Information relating to the Client and each Fund. The Client, on behalf of itself and on behalf of its employees, agents, subcontractors and Customers, authorizes the transfer or disclosure of any Confidential Information relating to the Client or any Fund to and among the branches, subsidiaries, representative offices, affiliates and Administrative Support Providers of the Service Provider and third parties selected by any of them(collectively, “Representatives”), which are bound by a comparable confidentiality obligation; provided that such transfer or disclosure is made on a need to know basis for confidential use solely in connection with the provision of the Services (including for data processing, statistical and risk analysis purposes), and further acknowledges that any such Representative may transfer or disclose any such information (i) to the applicable Fund or Fund’s accountants, (ii) to the Client’s or Funds’ Investment Advisers, Intermediaries, Custodians and other service providers, (iii) to the Client’s tax authorities and applicable regulators incident to the delivery of any tax filing or reporting services provided under this Agreement, and (iv) as required by any Governmental Authority in connection with a routine request or examination of which the Client or the Funds is not the focus or pursuant to applicable Law. For the avoidance of doubt, neither Service Provider, its Representatives or its or their employees or agents shall use any Confidential Information for its or their own economic gain. Service Provider shall be responsible for any breach of this provision by any of its Representatives.

(D)Proprietary Information.

(i)The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by the Service Provider and/or its affiliates or Administrative Support Provider constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Service Provider or each such third party. The Client agrees to treat all Proprietary Information as proprietary to the Service Provider or such third parties and further agrees that it will not divulge any Proprietary Information or Confidential Information related to Citigroup Organization to any Person or organization or use such information for any purpose, except to receive the Services or as may be specifically permitted under this Agreement, as required by any Governmental Authority in connection with a routine request or examination of which Citigroup or such third party is not the focus, as applicable, or pursuant to applicable Law. Subject to applicable Law, the Client will treat the terms of this Agreement, including any Fee Schedule, as Confidential Information.

(ii)Without limitation of the obligations of the Service Provider under Section 5(C), the Service Provider acknowledges that any Customer list and all information related to Customers furnished to or maintained by the Service Provider in connection with this Agreement (collectively, “Customer Data”), the unique investment methods utilized by a Client or a Fund (“Investment Methods”) and the identities of the portfolio holdings at any time and from time to time of the Client or a Fund ( “Portfolio Data”) constitute proprietary information of substantial value to the Client and the Funds. The Service Provider agrees to treat, and to require its employees and Administrative Support Providers to treat, all Customer Data, Investment Methods and Portfolio Data as proprietary to the Client and further agrees that it will not divulge any Customer Data, Investment Methods or Portfolio Data to any Person or organization without the Client’s written consent, except as may be specifically permitted under this Agreement.

(E)Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only

(A) to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services and (B) in client lists used for marketing purposes. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other without the prior written approval of the other, nor will the Client display that of the Service Provider or any subsidiary of the Service Provider without prior written approval from the Service Provider or the subsidiary concerned or as required under applicable Law.

(F)Communications to Customers. Without the written approval of the Service Provider, the Client will not use the name of the Service Provider or describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Customer in connection with the offering or sale by the Client or the Funds of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval. The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals. If the Services include the distribution by the Service Provider of notices or statements to Customers, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Customer notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by Service Provider to include such notices.

(G)Privacy. Service Provider acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). Service Provider agrees:

(i)not to disclose or use such information except as required to carry out Service Provider's duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

6.SCOPE OF RESPONSIBILITY

(A)Standard of Care. The Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”). The Service Provider will cause each Administrative Support Provider to perform with reasonable care as determined in accordance with such standards.

(B)Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including Section 6(A)), the Service Provider will not be liable to the Client for any damages or losses, except to the extent such damages or losses result from any action taken or omitted by the Service Provider or any Administrative Support Provider committed in bad faith, or that constitutes willful misfeasance, negligence or reckless disregard o f its obligations and duties.

(C)Limitations on Liability.

(i)The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Services Schedule. The Service Provider will have no implied duties or obligations. Each Party shall mitigate damages for which the other Party may become responsible hereunder.

(ii)The Client understands and agrees that (i) the obligations and duties of the Service Provider will be performed only by the Service Provider and are not obligations or duties of any other member of the Citigroup Organization (including any branch or office of the Service Provider) and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citigroup Organization.

(iii)Except as provided in this Agreement with regard to Administrative Support Providers, the Service Provider is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any Investment Advisers, Custodians, Intermediaries, Non-Discretionary Subcontractors or any other Person described in Section 2(E)(iii).

(iv)EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SERVICE PROVIDER HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE CLIENT OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. SERVICE PROVIDER DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever arising out of or related to this Agreement, and regardless of the form of action or legal theory, shall not exceed one and a half (1.5) times the total amount of compensation paid to Service Provider under this Agreement (or any predecessor agreement between the Parties) during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred. Should Service Provider be liable to Client during the Initial Term for any such losses, claims, suits, controversies, breaches or damages, then the Parties agree to negotiate in good faith at the end of the

Initial Term regarding Service Provider’s remaining cumulative liability.

(D)MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

7.INDEMNITY

(A)Indemnity by the Client. The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend

Commented [MK1]: Please note these edits merely clarify, and not changes, this provision.

and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)this Agreement, except to the extent such a Loss resulted from the bad faith, willful misfeasance, negligence or reckless disregard by the Service Provider or the Administrative Support Provider of its obligations and duties, in each case in connection with the Services; or

(ii)any alleged untrue statement of a material fact contained in any Offering Document of the Client or Funds or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document.

(iii)Indemnity by the Service Provider. Service Provider will indemnify the Client, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Client or such person in any action or proceeding between the Client and the Service Provider or between the Client and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Client in connection with or arising out of Service Provider’s willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder.

(B)Notice of Indemnifiable Claim. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party together with all facts pertinent to the situation, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not affect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

(C)Legal Counsel and Expenses; Settlement. The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made on the merits by a court or other tribunal of competent jurisdiction that the indemnified party is not entitled to indemnification hereunder. The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be withheld or delayed unreasonably. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not affect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and does not express, imply or impute fault to the indemnified party. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

8.FEES AND EXPENSES

(A)Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Schedule 4 (the “Fee Schedule”), together with any other amounts payable to the Service Provider under this Agreement.

(B)Expenses. Except as provided herein, Service Provider shall bear its own expenses in connection with the performance of its duties and responsibilities hereunder. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services to, any Investment Manager, Custodian, Non-Discretionary Subcontractor, Intermediary or any other Person listed or described in the Fee Schedule.

(C)Taxes. The Service Provider shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client, the Funds or any Customer, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

(D)Service Provider agrees that if (A) Service Provider enters into a Comparable Agreement with a new customer after the date hereof and (B) Service Provider charges an overall fee under such Comparable Agreement lower than the overall fee rate charged to the Client, Service Provider will notify Client of such arrange ment and shall offer the same overall fee rate to the Client. For purposes of the foregoing, a “Comparable Agreement” shall be any agreement with another customer that is equivalent to all the agreements, including this Agreement, that Service Provider has entered into regarding the Trusts taking into account (A) the type and volume of services being provided, including the number and type of funds, classes and intermediaries through which the funds are distributed, (B) fees and fee minimums, including breakpoints and service credit arrangements (if applicable), (C) the term and termination rights of the parties, (D) the allocation of material liability and other risks under the services agreement and (E) the scope, depth and terms of the overall business relationship between (i) Service Provider and its affiliates and (ii) such other customer and its affiliates. For purposes of the foregoing, a Comparable Agreement shall not include any agreement with a customer of the Citigroup Organization that becomes a customer of the Citigroup Organization through the acquisition by Citigroup Organization or any affiliate of Citigroup Organization of (i) all or a portion of the assets (including service contracts) of or (ii) an equity interest in another, non-affiliated fund accounting, fund administration or transfer agency business.

9.REPRESENTATIONS

(A)General. The Client and the Service Provider each represents at the date this Agreement is entered into and any Service is used or provided that:

(i)It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)This Agreement is duly authorized and signed and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

(iv)Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

(v)Any act required by any relevant governmental or other authority to be done in connection with its exec ution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

(vi)Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

(i)Apart from the Trusts, where the Client acts as an agent on behalf of any of its own clients (i.e., investors receiving advisory services directly from the Client), whether or not expressly identified to the Service Provider from time to time, any such investors will not be customers or indirect customers of the Service Provider for purposes of this Agreement;

(ii)It has not relied on any oral or written representation made by the Service Provider or any person on its behalf other than those contained in this Agreement; and

(iii)Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any affiliate of the Service Provider or any customers of the Service Provider or such affiliates may from time to time invest in or through the Client.

(iv)This Agreement will be presented to the Trusts’ Board of Trustees.

(C)Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

(i)it maintains commercially reasonable, written comprehensive data security and business continuity controls and plans that are in compliance with applicable federal and state laws and that would be standard for professionals for hire providing services similar to the Services,

(ii)it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

10.TERM AND TERMINATION

(A)Term. This Agreement will begin on the Effective Date and have an initial term ending on July 31, 2028 (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to Section 10(B), this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”).

(B)Termination. Subject to Section 10(C):

(i)	Either Party may terminate this Agreement with or without cause, by provision of a written notice of non-
renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such
Rollover Period, as applicable). Any merger, reorganization or liquidation involving a Trust shall not be deemed a termination of this Agreement so long as such merger, reorganization or liquidation does not materially reduce the assets and/or accounts serviced by Service Provider pursuant to this Agreement.

(ii)Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

(iii)This Agreement may be further terminated by either Party immediately in the event of:

(a) the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(C)Termination-Related Obligations. Upon termination, the Service Provider will, at the expense and direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder. In this regard, Service Provide agrees to provide its reasonable cooperation, which shall include without limitation, timely and prompt assistance with carrying out the transfer and charging only the costs associated with any such transfer. If by the termination date the Client has not given Instructions to deliver the

Client Records, the Service Provider will keep the Client Records for up to twelve calendar months until the Client provides Instructions to deliver the Client Records, provided that the Service Provider will be entitled to receive from the Client then-standard fees for maintaining the Client Records, including costs associated with administration of the records. Service Provider shall be entitled to destroy the Client Records if: (a) Client has not given Instructions to deliver the Client Records at the end of twelve calendar months after termination or (b) if Client has not paid fees for maintaining such Client Records within thirty days of notice of such unpaid fees. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider in connection with the termination or expiration of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Services Schedule.

(D)Surviving Terms. The rights and obligations contained in Sections 2(D), 2(E), 5(A), 5(C)-(F), 6-8, and 10-12 of this Agreement will survive the termination of this Agreement.

11.INSURANCE

Service Provider shall maintain a fidelity bond covering larceny and embezzlement in an amount that is appropriate in light of its duties and responsibilities hereunder. Service Provider shall have the option, either alone or in conjunction with Citigroup, Service Provider's ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Service Provider or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self insurance”), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Section. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If Citigroup elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

12.GOVERNING LAW AND ARBITRATION

(A)Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

(B)Arbitration. To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted only at FINRA (even though neither party hereto may be a FINRA member). Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

(C)Sovereign Immunity. The Client and the Service Provider each irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

13.MISCELLANEOUS

(A)Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written, including the Original Agreement. In case of inconsistency between the terms of this Agreement and the terms of any Schedule, appendix of exhibit hereto, the terms of this Agreement will prevail, provided that in the case of an inconsistency between this Agreement and the Service Schedule, the terms of the Service Schedule will prevail. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider.

(B)Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

(C)Waiver of Rights. Subject to Section 5(A), no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

(D)Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)Assignment. No party may assign any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment to a branch, subsidiary or affiliate, provided that in such case the successor entity agrees in writing to assume the assignor’s obligations hereunder.

(F)Headings. Titles to Sections of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

(G)Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

(H)Third Party Beneficiaries or Joint Venture. Aside from the Trusts and each Indemnitee under Section 7, there are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

(I)Certain Communications. The Client hereby acknowledges that it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner and accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process.

(J)Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to VCM, to it at Victory Capital Management Inc., 4900 Tiedemann Road, 4th Floor, Brooklyn, Ohio 44144 Attn: Thomas Dusenberry, with copies to Michael Policarpo and Chief Legal Officer (at ngupta@vcm.com); and if to Service Provider, to it at 4400 Easton Commons, Columbus, Ohio 43129, Attn: President, with a copy to General Counsel, or at such other address as such party may from time to time specify in writing to the other party pursuant to this section.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

VICTORY CAPITAL MANAGEMENT INC.

By:

Name:

Title:

Date:

CITI FUND SERVICES OHIO, INC.

By:

Name:

Title:

Date:

Schedule 1 to Services Agreement

Definitions

“Administrative Support Provider” has the meaning set forth in Section 2(E)(iv) of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to

vote, more than 25% of the outstanding voting equity of that person or (ii)	the right to control the appointment
of the board of directors, management or executive officers of that person.	Notwithstanding the foregoing, the
U.S. Government shall not be deemed to be an affiliate of Service Provider.
“Business Day” means any day on which the NYSE is open for business.

“Agreement” means the Service Agreement to which this Schedule 1 is attached and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

“Authorized Person” means the Client or any Person authorized by the Client to act on its behalf in the performance of any act, discretion or duty under the Agreement (including, for the avoidance of doubt, any officer or employee of such Person) in a notice reasonably acceptable to the Service Provider.

“Change Control Process” has the meaning set forth in Section 2(B) of the Agreement.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client Records” has the meaning set forth in Section 5(B) of the Agreement.

“Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context will require otherwise.

“Confidential Information” includes all tangible and intangible information and materials being disclosed in	connection
with this Agreement by one of the Parties (“Disclosing Party”) to the other Party (“Receiving Party”), in	any form or

medium (and without regard to whether the information is owned by a Party or by a third party), that satisfy at least one of the following criteria:

(i)information related to the Disclosing Party’s, its affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, Proprietary Information, technology, software, systems data or other proprietary or confidential business or technical information;

(ii)information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii)any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii).

provided, however, that, notwithstanding the foregoing, the following will not be considered Confidential Information: (A) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (B) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (C) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

“Custodian” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Customer Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Customer” means any Person to whom the Client sells, directly or indirectly, securities, products or services, the sale or servicing of which are supported by the Services provided under the Agreement, including Fund shareholders.

“Dependencies” has the meaning set forth in Schedule 3 to the Agreement.

“Effective Date” means the date first set forth on page 1 of the Agreement.

“Fee Schedule” means Schedule 4 to the Agreement.

“Force Majeure Event” has the meaning set forth in Section 2(D) of the Agreement.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in Section 7(A) of the Agreement

“Initial Term” has the meaning set forth in Section 10(A) of the Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provid er from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Service Provider.

“Intermediary” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Adviser” has the meaning set forth in Section 2(E)(i) of the Agreement.

“Investment Methods” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Loss” has the meaning set forth in Section 7 of the Agreement.

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(E)(iii) of the Agreement.

“Offering Document” has the meaning set forth in Section 5(F) of the Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Portfolio Data” has the meaning set forth in Section 5(D)(ii) of the Agreement.

“Proprietary Information” has the meaning set forth in Section 5(D)(i) of the Agreement. “Report” has the meaning set forth in Section 5(A) of the Agreement.

“Rollover Periods” has the meaning set forth in Section 10(A) of the Agreement.

“Security Procedures” has the meaning set forth in Section 3(B) of the Agreement. “Service Change” has the meaning set forth in Section 2(B) of the Agreement.

“Service Provider” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest. “Services Schedule” means Schedule 2 to the Agreement.

“Services” means the services set forth in Schedule 2 to the Agreement.

“Standard of Care” has the meaning set forth in Section 6(A) of the Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 2 to Services Agreement – Services Appendix A –

Sub-Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client with respect to the Funds and will use reasonable efforts to provide the Services consistent with any applicable provisions under federal securities laws and subjec t to the terms and conditions of the Agreement (including the Schedules).

I.Services

1.Calculating contractual Trust and Fund expenses and make and control all disbursements for each Trust and Fund, subject to review and approval of an officer of the applicable Trust or other authorized person, including administration of trustee/director and vendor fees and compensation on behalf of the applicable Trust and Fund;

2.Calculating all capital gain and distribution information relating to the Funds and their shareholders of record

(“Shareholders”);

3.[Intentionally omitted];

4.Preparing drafts of the annual reports to Shareholders and semi-annual reports to Shareholders for each Fund; preparing and filing the final certified versions thereof on Form N-CSR; preparing and filing the Trusts’ Form N-CEN; and filing all required notices pursuant to Rule 24f-2;

5.Typesetting services for annual and semi-annual reports for each Fund, including the review and sign-off of typeset reports, and the delivery of typeset reports to the designated financial printer;

6.Coordinating with each Trust’s transfer agent with respect to the payment of dividends and other distributions to

Shareholders;

7.Calculating performance data of the Funds for dissemination to information services covering the investment company industry;

8.Coordinating the preparation and filing of the Trusts’ tax returns, including federal, state, local and excise tax returns; issue all tax-related information to Shareholders, including IRS Form-1099 and other applicable tax forms;

9.Assisting with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure, Fund reorganizations and mergers, Fund liquidations and the establishment of new Funds;

10.Monitoring and advising each Trust and its Funds on its regulated investment company status under the Internal Revenue Code of 1986, as amended (the “IRC”). In connection with the foregoing, periodically reviewing and determining distributions to be paid to Shareholders pursuant to Subchapter M requirements, preparation and distribution of quarterly reminder letters related to such status, and preparation and distribution of quarterly compliance checklists for use by investment adviser(s) if requested;

11.Assisting the Trusts in developing portfolio compliance procedures for each Fund. The Service Provider, together with VCM, will also provide the Boards with quarterly results of compliance reviews;

12.Providing assistance and guidance to VCM with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments that may affect the Trusts, and assisting in strategic planning in response thereto. Assistance to be provided at VCM's request with respect to SEC inspections includes:

(i)rendering advice regarding proposed responses;

(ii)compiling data and other information in response to SEC requests for information; and

(iii)communicating with Fund management and portfolio managers to provide status updates.

13.Providing appropriate assistance with respect to audits conducted by the Funds’ independent auditors including compiling data and other information as necessary;

14.Furnishing advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trusts shall request and the parties shall agree in writing;

15.Assisting each Trust in connection with its obligations under Sections 302 or 906 of the Sarbanes- Oxley Act of 2002, Rule 30a-2 under the 1940 Act, or any other related law or regulation (“SO Laws”), internally establishing and maintaining its own controls and procedures (“Service Provider internal controls”) designed to ensure that information recorded, processed, summarized, or reported by the Service Provider on behalf of the Trusts and included in Reports is (a) recorded, processed, summarized, and reported by the Service Provider within the time periods specified in the SEC’s rules and forms and the disclosure controls and procedures of the Trusts (“Trust DCPs”), and

(b) communicated to the relevant Certifying Officers consistent with the Trust DCPs. Solely for the purpose of providing any Certifying Officer with a basis for certification, the Service Provider will (i) provide a sub-certification with respect to the Services during any fiscal period in which the Service Provider served as financial administrator to the Trust consistent with the requirements of the certification required under SO Laws and/or (ii) inform the Certifying Officers of any reason why all or part of such certification would be inaccurate. In rendering any such sub- certification, the Service Provider may (a) limit its representations to information prepared, processed and reported by the Service Provider; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Trusts, including all Other Providers to the Trusts, and compliance by such officers and agents with the Trust DCPs; and (c) assume that the Trusts have selected the appropriate accounting policies for the Fund(s).

VCM shall assist and cooperate with the Service Provider (and shall cause its officers, and Other Providers to assist and cooperate with the Service Provider) to facilitate the delivery of information requested by the Service Provider in connection with the preparation of the Trusts’ Form N-CSR (and such other reports designated by the SEC), including Trust financial statements, so that the Service Provider may submit a draft report as to each Trust’s Disclosure Controls and Procedures Committee (“Fund DCP Committee”) prior to the date the relevant report is to be filed;

16.Preparing and filing holdings reports with the SEC, including on Form N-PORT and Form N-MFP, as required under applicable law;

17.Providing Rule 18f-4 compliance support for Funds relying on the “Limited Derivatives User” Exemption (“Lite”), including, among other things:

(i)Daily monitoring and reporting of derivative exposure levels; and

(ii)Monthly exposure calculation reporting on Form N-PORT.

18.Providing Rule 18f-4 compliance support to Non-Exempt Funds that use more than a minimum amount of derivatives (“Standard”), including, among other things:

(i)Daily Value at risk (VaR) calculations and reporting

(ii)Monthly VaR reporting on Form N-PORT;

(iii)VaR stress testing and backtesting; and

(iv)Form N-RN filing coordination, ad hoc, as directed by the client.

19.Preparing Tailored Shareholder Reports (“TSR”), including in print-ready and web-ready formats, and filing annual and semi-annual reports to Shareholders on Form N-CSR;

20.Providing financial information for (i) the annual updates to each Trust’s registration statement on Form N- 1A; and (ii) supplements to the Trust’ Prospectuses and SAIs;

21.Notifying VCM and Fund counsel of documents filed by the Service Provider with the SEC;

22.Obtaining, maintaining and filing fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g -1 and 17d-1(7) under the 1940 Act, to the extent such bonds and policies are approved by the Boards;

23.Performing daily compliance testing to monitor adequacy of securities earmarked as collateral for portfolio securities per instructions from the Adviser; and

24.Money Market Fund Reporting

(i)Provide Fund’s schedules of investments for monthly posting on the Fund’s website

(ii)Provide the Fund’s mark to market, net flows and liquidity levels for daily posting on the Funds’ website

(iii)Prepare and file the Fund’s portfolio holdings and coordinate the compilation of other data with the Fund’s investment adviser for monthly filing with the SEC on Form N-MFP

(iv)Perform periodic stress testing and reporting in accordance with Rule 2a-7

Schedule 2 to Services Agreement – Services Appendix B –

Sub-Fund Accounting Services

I.Services

1.Record Maintenance

Service Provider will keep and maintain all required books and records as required by Rule 31a- 1 in accordance with the required time and format applicable to such records as set forth in Rule 31a-2, including, among others:

a.Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

b.General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

c.Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

d.A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

All such books and records shall be the property of the applicable Trust, and Service Provider agrees to make such books and records available for inspection by the Trust or by the SEC at reasonable times and otherwise to keep confidential all records and other information relative to the Trust; except when requested to divulge such information by duly constituted authorities or court process, or when requested by the Trust.

2.Accounting Services

In addition to the maintenance of the books and records specified above, Service Provider shall perform the following account services daily for each Fund:

a.Allocating income and expenses and calculating the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

b.Applying securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise r equired to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each

Fund’s investment adviser or other designee, as approved by the Board. The Client instructs and authorizes Service Provider to provide information pertaining to the Funds’ investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder.

Note: The Client acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

c.Coordinating the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures:

d.Assisting the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client’s Valuation Procedures;

e.Verifying and reconciling with the Funds’ custodian all daily trade activity;

f.Computing, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7 - day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

g.Reviewing daily the NAV calculations and dividend factors (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

h.If applicable, reporting to the Board, or otherwise at the Client’s request, the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis in accordance with applicable regulations under the 1940 Act;

i.Determining and reporting unrealized appreciation and depreciation on securities held in variable NAV Funds;

j.Amortizing premiums and accreting discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles;

k.Updating fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or authorized pricing service, on variable interest rate instruments;

l.Providing bank loan services, including reconciling and validating positions, paydowns and interest;

m.Posting Fund transactions to appropriate categories;

n.Accruing expenses of each Fund according to instructions received from the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval;

o.Determining the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and

(3) income and expense accounts;

p.Providing accounting reports and other necessary support in connection with the Client’s regular annual audit and other audits and examinations by regulatory agencies;

q.Providing such periodic reports as the parties shall agree upon, as set forth in a separate schedule;

r.Calculating the dividend and capital gain distributions and the excise tax distributions, if any;

s.Calculating the yield;

t.Providing the following reports:

(i)a current security position report;

(ii)a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order);

(iii)a broker commission report;

(iv)a current cash position report (including cash available from portfolio sales and maturities and sales of a

Fund’s Shares less cash needed for redemptions and settlement of portfolio purchases); and

(v)Such other similar services with respect to a Fund as may be reasonably requested by VCM.

3.Financial Statement and Regulatory Filings

Service Provider shall also perform the following additional accounting services for each Fund:

a.Providing monthly a hard copy of the unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:

i.Unaudited Statement of Assets and Liabilities,

ii.Unaudited Statement of Operations,

iii.Unaudited Statement of Changes in Net Assets, and

iv.Unaudited Condensed Financial Information.

b.Providing accounting information for the following (in compliance with Reg. S-X, as applicable), including:

i.federal and state income tax returns and federal excise tax returns;

ii.the Funds’ financial statements filed with the SEC on Form N-CSR;

iii.the Funds’ Form N-CEN;

iv.the Funds’ quarterly schedules of investment for filing with the SEC on Form N-PORT;

v.the Funds’ monthly schedules of investments for filing with the SEC on Form N-PORT;

vi.the Funds’ quarterly Board meetings;

vii.registration statements on Form N-lA and other filings relating to the registration of shares, including required performance information;

viii.the Client’s administrator’s monitoring of the Funds’ status as a regulated investment company under Subchapter M of the Internal Revenue Code;

ix.annual audit by the Funds’ auditors; and

x.examinations performed by the SEC.

c.Calculating turnover and expense ratios;

d.Preparing schedule of Capital Gains and Losses;

e.Providing daily cash reporting;

f.Maintaining and reporting security positions and transactions in accounting system;

g.Processing corporate actions on ex-date;

h.Fair Valuing security prices per Victory’s instruction for assets that where vendor prices are not available, including defaulted bonds and other distressed assets;

i.Posting class action cash received to funds as per Victory's instructions upon receipt;

j.Preparing Broker Commission Reports;

k.Monitoring expense limitations;

l.Providing unrealized gain/loss reports; and

m.Such other accounting services as requested by VCM and reasonably required for the Funds’ operations as mutually agreed upon by the parties.

II.Notes and Conditions Related to Fund Accounting Services

Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to NAV errors shall be determined in accordance with the Investment Company Institute (“ICI”) policy on NAV errors, as that policy may be revised in the future.

Schedule 2 to Services Agreement Services Appendix C –

Compliance Services

1.The Service Provider shall further cooperate with the Client in the exercise of its oversight responsibilities under Rule 38a- 1 of the 1940 Act, with respect to the Service Provider in its role as Sub-Administrator and Sub-Fund Accountant, that the Service Provider is adhering to the applicable guidelines of Rule 38a-1, by providing the following to Client:

(a)The results of the annual independent testing of certain controls; and,

(b)Quarterly attestation that the Service Provider is adhering to the applicable guidelines of Rule 38a-1.

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services is dependent upon:

(A)The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing information and, as applicable, Instructions to the Service Provider promptly, accurately and in agreed formats and by agreed media.

(B)The Client and its employees, agents, subcontractors and predecessor service providers cooperating where reasonably required with the Service Provider.

(C)The communications systems operated by the Client and third parties (other than Administrative Support Providers) in respect of activities that interface with the Services remaining fully operational.

(D)The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider by Persons for whom the Service Provider is not responsible under the Agreement.

(E)The Client and its employees, agents, subcontractors and predecessor service providers (including Investment Advisors, Custodian and Intermediaries) providing the Service Provider with any reasonable assistance and cooperation requested by the Service Provider in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(F)The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(G)The Client and any third parties that are not the agents or employees of the Service Provider meeting their respective responsibilities, as set forth in the Agreement and, with respect to such third parties, as listed in the Services Schedule or agreed by the Client or such third parties from time to time, including applicable cut -off times.

Schedule 4 to Services Agreement

Such Fees will be collected by Citi Fund Services Ohio, Inc.

1.MUTUAL FUND FEES:

The Client shall pay Service Provider an asset based fee as follows:

	First $50 Billion in aggregate net assets of all Mutual Funds	1.10	bps
	Next $50 Billion in aggregate net assets of all Mutual Funds	1.00	bps
	Next $25 Billion in aggregate net assets of all Mutual Funds	0.85	bps
	$125 Billion to $150 Billion in aggregate net assets of all Mutual Funds	0.65	bps
	Greater than $150 Billion in aggregate net assets of all Mutual Funds	0.475 bps
2.	EXCHANGE TRADED FUNDS FEES (ETFs):
	The Client shall pay Service Provider an asset based fee as follows:
	First $1.0 Billion in aggregate net assets of all ETFs	2.75 bps
	Next $4.0 Billion in aggregate net assets of all ETFs	2.25 bps
	Above $5.0 Billion in aggregate net assets of all ETFs	2.00 bps
	Index Receipt Agent Fee (per fund, per annum)	$3,000

3.FORM N-PORT Applies to Mutual Funds and ETFs

Tier	Description	Annual Fee
		(per Fund)
Tier 1	All Fund of Funds and Equity Funds holding < 50 securities	$11,500
Tier 2	Fixed Income Funds* holding 0-510 securities and Equity Funds	$14,000
	holding 50-510 securities
Tier 3	All Fixed Income and Equity Funds holding > 510 securities	$18,000

Sleeve Fee: An additional fee will apply per sleeve $1,000

*Fixed Income Funds are currently defined in accordance with applicable regulation stating Fixed Income Funds are those which hold 25% of total net assets in fixed income securities.

Note: Each Fund will be designated as a specific “tier” upon the commencement of the Form N-PORT filing service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 -month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launches will be reviewed at inception to ensure the appropriate tier is applied to the new Fund.

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4.LIQUIDITY RISK MANAGEMENT

Tier	Description	Annual Fee
		(per Fund)
Tier 1	All Fund of Fund and In-Kind ETFs	$1,000
Tier 2	All Funds holding < 50 securities	$2,000
Tier 3	All Funds holding 50-500 securities	$3,000
Tier 4	All Funds holding > 500 securities	$4,000

Note: Each Fund will be designated as a specific “tier” upon the commencement of the Liquidity Risk Management service. An annual review will be performed to certify the appropriate classifications are applied for the subsequent 12 -month period. The annual review will occur at the end of each calendar year and be effective on the first of January each year. Any Fund launch es will be reviewed at inception to ensure the appropriate “tier” is applied to the new Fund.

5.Rule 18f-4 Derivatives Rule

	Lite Support	$1,500 per fund per annum
	Standard Support	$4,000 per fund per annum
6.	Tailored Shareholder Reporting (“TSR”)	$1,500 per TSR produced
7.	Money Market Fund Fees
	Form N-MFP (monthly filing)	$9,000 per fund per annum
	Monthly Portfolio Holding Statements	$12,000 per fund per annum
	Money Market Fund Stress Testing	$5,000 per fund per annum
8.	Additional Fees
	Sleeve Fee (per additional sleeve per fund)	$15,000 per annum
9.	Typesetting Fees
$2,500/per fund per annum
10.	Waivers
[Intentionally Omitted].

11.Out-of-Pocket Expenses and Miscellaneous Charges:

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out - of-pocket expenses and miscellaneous charges:

A.Reimbursement of Expenses. The Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services, including, but not limited to:

(i)All freight and other delivery and bonding charges incurred by Service Provider in delivering mat erials to and from the Client and in delivering all materials to Shareholders;

(ii)The cost of obtaining security and issuer information;

(iii)The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of

13

records or other materials and data;

Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;

(iv)All copy charges;

(v)Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;

(vi)The cost of tax data services;

(vii)Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and

(viii)Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B. Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)System development fees, billed at the rate of $150 per hour, as requested and pre- approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;

(ii)Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;

(iii)Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;

(iv)Check and payment processing fees;

(v)Costs of rating agency services; and

(i)Security Pricing and Valuation Fees:

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Vendor Name	Fee Schedule Asset Class	Fee Billed	Rate Type
Bloomberg	Agency CMO (includes floating rate issues) 1	$0.0971	Daily
Bloomberg	Agency CMO (includes floating rate issues) 2	$0.2109	Daily
Bloomberg	Agency CMO (includes floating rate issues) 3	$0.4103	Daily
Bloomberg	CMBS - Non Credit Sensitive (includes DUS Bonds)	$0.4103	Daily
Bloomberg	Complex Structures Products (CLOs)	$2.6360	Daily
Bloomberg	Consumer ABS - Non Credit Sensitive 2	$0.3537	Daily
Bloomberg	Convertible Bonds 1	$0.1114	Daily
Bloomberg	Corporate High Yield 1	$0.1526	Daily
Bloomberg	Corporate Investment Grade 3	$0.1463	Daily
Bloomberg	Government Agency Bonds	$0.1463	Daily
Bloomberg	MBS Fixed Rate Pools	$0.1171	Daily
Bloomberg	Money Markets 3	$0.0994	Daily
Bloomberg	Municipal High Yield	$0.4686	Daily
Bloomberg	Municipal Investment Grade 3	$0.2954	Daily
Bloomberg	Non Agency CMOs	$0.8200	Daily
Bloomberg	Sovereign - Developed	$0.0823	Daily
Bloomberg	Syndicated Loans	$0.7029	Daily
Bloomberg	US Government 3	$0.0823	Daily
ICE Data Services	CMOs	$1.4745	Daily
ICE Data Services	Corps/Govt Bonds	$0.6553	Daily
ICE Data Services	Futures	$0.1951	Daily
ICE Data Services	MBS 2	$0.6553	Daily
ICE Data Services	Money Market	$0.6553	Daily
ICE Data Services	Money Mkts, Corps, Gov'ts, Agency Bonds	$0.6243	Daily
JPM Pricing Direct	ABS	$0.8000	Daily
JPM Pricing Direct	CLO	$5.0000	Daily
JPM Pricing Direct	CMO and Strips	$0.7500	Daily
JPM Pricing Direct	CMO's (1-50 daily)	$2.0000	Daily
Markit	Bank Loans	$0.9286	Daily
Simple OTCs	Rate may vary per vendor	0.986364	Daily
Mid-Tier OTCs	Rate may vary per vendor	3.277273	Daily
Complex OTCs	Rate may vary per vendor	14.26818	Daily
LSEG	Equities, Futures, Options (Refinitiv)	$0.0300	Daily

Notes

1.Daily rates reflected are based upon current primary pricing vendor selections. If vendor selection is changed - the new vendor’s daily rate for the security will be charge.

Rates list are representative of current vendor rates for security prices. Vendor rates can change and client vendor selection can change- these will impact the service fee on a one to one basis.

•Complex Debt: Bank Loans

•Listed Derivatives: Futures, options

•Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap

•Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps

•Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs

2.Security Pricing Valuation Services will not be subject to the annual fee increase but will be subject to the change if the vendor price changes or the client changes the vendor they are using for a particular asset class.

3.Citi will periodically review the rates against the current vendor rates and adjust accordingly.

4.The fees for Security Pricing Valuation Services are calculated for the Fund Complex in its entirety based on the number unique securities held within each asset type on a monthly basis.

12.Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured such index no longer be published. Citi will communicate any fee changes to VCM accordingly.

Schedule 5 to Services Agreement

Service Standards

In the event that Service Provider fails to meet the same service standard listed below for two consecutive quarters, Client shall have the right, exercisable over the next thirty days, to terminate this Agreement upon ninety days written notice to Service Provider. Any failure to meet the standard due to a circumstance outside of Service Provider's control (as set forth in the Agreement) shall not be deemed a failure by Service Provider to meet its standard.

Item	Standard
NAV Calculation Accuracy	99% per quarter based on ICI
guidelines
NASDAQ Reporting Accuracy	98% per quarter
Communication of NAV error	On the date of discovery.
Written analysis that details the root cause and	Within 24 hours of discovery
(excluding weekends and
shareholder impact of a NAV error.
holidays), unless extension agreed

upon due to complexity of the issue
Final written analysis with mitigation plan.	Within 72 hours of discovery
(excluding weekends and

holidays), unless extension agreed
upon due to complexity of the
issue.

Schedule 6 to Services Agreement List of

Funds

Victory Portfolios

1.Victory Diversified Stock Fund

2.Victory Floating Rate Fund

3.Victory Global Energy Transition Fund

4.Victory High Income Municipal Bond Fund

5.Victory High Yield Fund

6.Victory Fund for Income

7.Victory Investment Grade Convertible Fund

8.Victory Low Duration Bond Fund

9.Victory Core Bond Fund

10.Victory Integrity Discovery Fund

11.Victory Integrity Mid-Cap Value Fund

12.Victory Integrity Small-Cap Value Fund

13.Victory Integrity Small/Mid-Cap Value Fund

14.Victory Munder Mid-Cap Core Growth Fund

15.Victory Munder Multi-Cap Fund

16.Victory RS Global Fund

17.Victory RS Growth Fund

18.Victory RS International Fund

19.Victory RS Investors Fund

20.Victory RS Large Cap Alpha Fund

21.Victory RS Mid Cap Growth Fund

22.Victory RS Partners Fund

23.Victory RS Science and Technology Fund

24.Victory RS Select Growth Fund

25.Victory RS Small Cap Growth Fund

26.Victory RS Value Fund

27.Victory S&P 500 Index Fund

28.Victory Sycamore Established Value Fund

29.Victory Sycamore Small Company Opportunity Fund

30.Victory Tax-Exempt Fund

31.Victory Trivalent International Fund-Core Equity

32.Victory Trivalent International Small-Cap Fund

Victory Portfolios II – Mutual Funds

1.Victory Market Neutral Income Fund

Victory Portfolios II – ETFs

1.VictoryShares Dividend Accelerator ETF

2.VictoryShares International Volatility Wtd ETF

3.VictoryShares US 500 Enhanced Volatility Wtd ETF

4.VictoryShares US 500 Volatility Wtd ETF

5.VictoryShares US EQ Income Enhanced Volatility Wtd ETF

6.VictoryShares US Large Cap High Div Volatility Wtd ETF

7.VictoryShares US Multi-Factor Minimum Volatility ETF

8.VictoryShares US Small Cap High Div Volatility Wtd ETF

9.VictoryShares Core Intermediate Bond ETF

10.VictoryShares Short-Term Bond ETF

11.VictoryShares Emerging Markets Value Momentum ETF

12.VictoryShares International Value Momentum ETF

13.VictoryShares US Small Mid Cap Value Momentum ETF

14.VictoryShares US Value Momentum ETF

15.VictoryShares Core Plus Intermediate Bond ETF

16.VictoryShares Corporate Bond ETF

17.VictoryShares WestEnd U.S. Sector ETF

18.VictoryShares Free Cash Flow ETF

19.VictoryShares Small Cap Free Cash Flow ETF

20.VictoryShares WestEnd Global Equity ETF

21.VictoryShares WestEnd Dynamic Equity ETF†

22.VictoryShares WestEnd Economic Cycle Bond ETF

23.VictoryShares Hedged Equity Income ETF

24.VictoryShares Free Cash Flow Growth ETF

25.VictoryShares International Free Cash Flow ETF

26.VictoryShares International Free Cash Flow Growth ETF

27.VictoryShares Pioneer Asset-Based Income ETF

Victory Portfolios III

1.Victory Cornerstone Aggressive Fund

2.Victory Cornerstone Conservative Fund

3.Victory Cornerstone Equity Fund

4.Victory Cornerstone Moderate Fund

5.Victory Cornerstone Moderately Aggressive Fund

6.Victory Cornerstone Moderately Conservative Fund

7.Victory Growth and Tax Strategy Fund

8.Victory Target Managed Allocation Fund

9.Victory Target Retirement 2030 Fund

10.Victory Target Retirement 2040 Fund

11.Victory Target Retirement 2050 Fund

12.Victory Target Retirement 2060 Fund

13.Victory Target Retirement Income Fund

14.Victory Aggressive Growth Fund

15.Victory Capital Growth Fund

16.Victory Emerging Markets Fund

17.Victory Growth & Income Fund

18.Victory Growth Fund

19.Victory International Fund

20.Victory Science & Technology Fund

21.Victory Small Cap Stock Fund

22.Victory Sustainable World Fund

23.Victory Value Fund

24.Victory 500 Index Fund

25.Victory Extended Market Index Fund

26.Victory Nasdaq-100 Index Fund

27.Victory Global Equity Income Fund

28.Victory Global Managed Volatility Fund

29.Victory Income Stock Fund

30.Victory Precious Metals and Minerals Fund

31.Victory California Bond Fund

32.Victory Government Securities Fund

33.Victory High Income Fund

34.Victory Income Fund

35.Victory Core Plus Intermediate Bond Fund

36.Victory Money Market Fund

37.Victory New York Bond Fund

38.Victory Short-Term Bond Fund

39.Victory Tax Exempt Intermediate-Term Fund

40.Victory Tax Exempt Long-Term Fund

41.Victory Tax Exempt Money Market Fund

42.Victory Tax Exempt Short-Term Fund

43.Victory Treasury Money Market Trust

44.Victory Ultra Short-Term Bond Fund

45.Victory Virginia Bond Fund

Victory Portfolios IV

1.Victory Pioneer AMT-Free Municipal Fund*

2.Victory Pioneer Balanced Fund*

3.Victory Pioneer Bond Fund*

4.Victory Pioneer CAT Bond Fund*

5.Victory Pioneer Core Equity Fund*

6.Victory Pioneer Active Credit Fund*

7.Victory Pioneer Disciplined Growth Fund*

8.Victory Pioneer Disciplined Value Fund*

9.Victory Pioneer Equity Income Fund*

10.Victory Pioneer Equity Premium Income Fund*

11.Victory Pioneer Floating Rate Fund*

12.Victory Pioneer Fund*

13.Victory Pioneer Fundamental Growth Fund*

14.Victory Pioneer Global Equity Fund*

15.Victory Pioneer High Income Municipal Fund*

16.Victory Pioneer High Yield Fund*

17.Victory Pioneer International Equity Fund*

18.Victory Pioneer Mid Cap Value Fund*

19.Victory Pioneer Multi-Asset Ultrashort Income Fund*

20.Victory Pioneer Multi-Asset Income Fund*

21.Victory Pioneer Securitized Income Fund*

22.Victory Pioneer Select Mid Cap Growth Fund*

23.Victory Pioneer Short Term Income Fund*

24.Victory Pioneer Solutions - Balanced Fund*

25.Victory Pioneer Strategic Income Fund*

26.Victory Pioneer U.S. Government Money Market Fund*

Victory Variable Insurance Funds II

1.Victory Pioneer Bond VCT Portfolio*

2.Victory Pioneer Equity Income VCT Portfolio*

3.Victory Pioneer Fund VCT Portfolio*

4.Victory Pioneer High Yield VCT Portfolio*

5.Victory Pioneer Mid Cap Value VCT Portfolio*

6.Victory Pioneer Select Mid Cap Growth VCT Portfolio*

7.Victory Pioneer Strategic Income VCT Portfolio*

Pioneer ILS Interval Fund*

†Pending Launch – TBD

* Effective February 9, 2026, or as otherwise mutually agreed between the Parties